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                                                                      Exhibit 39

VLSI-PHILIPS MERGER
INVESTOR Q&A


WHAT IS THE PROCEDURE?

     Philips' tender offer has been extended until midnight East Coast time, Friday, May 14, unless further extended. VLSI stockholders may use either the Letter of Transmittal previously mailed by Philips, or the new Letter of Transmittal expected to be mailed by Philips by the end of the week of May 3. Stockholders with additional questions about the Philips tender offer are encouraged to call Philips' Information Agent for the offer, Innisfree M&A Incorporated, at (888) 848-4543 or (212) 750-5833 (collect), or VLSI's Information Agent, MacKenzie Partners at (800) 322-2885 or (212) 929-5500 (collect).

WHAT DO I DO IF MY SHARES ARE IN STREET NAME?

     Your broker will receive the appropriate documents and will forward them to you. Brokers should forward the materials to you promptly. If you experience a delay in receiving the documents from your broker, please call him or her directly.

WHAT HAPPENS IF I DON'T TENDER MY SHARES?

     If a majority of shares are tendered, you are entitled to receive the same $21 per share consideration on completion of the merger following the tender offer.

WHEN WILL I RECEIVE MY MONEY IF I TENDER MY SHARES?

     You should expect it shortly after the expiration date of the tender - May 14, 1999 unless extended.

ARE THE GAINS TAXABLE?

     Yes - gains are considered taxable. Please contact your tax adviser for specific information.

WILL THERE STILL BE AN ANNUAL STOCKHOLDERS' MEETING?

     Although currently scheduled for June 8, we anticipate that the tender process will negate the need for the 1999 annual stockholders' meeting.

WILL THERE BE A SHAREHOLDER VOTE, AND IF SO, WILL I GET A PROXY STATEMENT?

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     If at least 90 percent of shares outstanding are purchased by Philips as a result of the tender offer, there will be no need for a shareholder vote or a proxy statement.

WHAT HAPPENS IF I'VE LOST MY CERTIFICATES?

     VLSI's transfer agent - Boston Equiserve - will be able to help you. Phone number: 800-730-6001

WHAT HAPPENS WITH THE CONSENT SOLICITATION?

     With the merger agreement the consent solicitation is no longer relevant.

WHAT HAPPENS WITH CONVERTIBLES?

     Holders of convertible debt, on a change of control, have the right to request the company to redeem the debt at 101 percent of face value. At the time of the change of control, debt holders will be notified as to the procedure to follow.